UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 13, 2009

VORTEX RESOURCES CORP.
(Exact name of registrant as specified in charter)

Delaware	001-12000	13-3696015
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9107 Wilshire Blvd., Suite 450, Beverly Hills, CA 90210
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (310) 461-3559

With a copy to:
Stephen M. Fleming, Esq.
Law Offices of Stephen M. Fleming PLLC
110 Wall Street, 11th Floor
New York, New York 10005
T: 516.833.5034
F: 516.977.1209

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

EXPLANATORY NOTE: The purpose of this Form 8KA Current Report is to amend that certain Form 8K Current Report filed on January 14, 2009.  The initial Form 8K disclosed that certain oil and gas rights subject to the Non Biding Term Sheet were located in Woodward County, Texas.  The correct location is Woodward County, Oklahoma.

On January 13, 2009, Vortex Resources Corp. (the “Company”) entered into a Non Binding Term Sheet (the “Term Sheet”) to enter into a definitive asset purchase agreement with Grand Pacaraima Gold Corp. (“Grand”), which owns 80% of the issued and outstanding securities of International Treasure Finders Incorporated to acquire certain oil and gas rights on approximately 481 acres located in Woodward County, Oklahoma (the “Woodward County Rights”).  In consideration for the Woodward County Rights, the Company will pay Grand an amount equal to 50% of the current reserves.  The consideration shall be paid half in shares of common stock of the Company and half in the form of a note.  The number of shares to be delivered by the Company will be calculated based upon the volume weighted average price (“VWAP”) for the ten days preceding the closing date.  The note will mature on December 31, 2009 and carry interest of 9% per annum payable monthly.  In addition, the note will be convertible into shares of common stock of the Company at a 10% discount to the VWAP for the ten days preceding conversion.  At the Company election, the Company may enter into this transaction utilizing a subsidiary to be traded on the Swiss Stock Exchange.

The above transaction is subject to the receipt of a reserve report, drafting and negotiation of a final definitive agreement, performing due diligence as well as board approval of the Company. As such, there is no guarantee that the Company will be able to successfully close the above transaction. Dr. Gregory Rubin, a director of the Company, is an affiliate of ITFI and, as a result, has recused himself from any discussions regarding this matter.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

VORTEX RESOURCES CORP.

Date: JANUARY 15, 2009	By:	/s/ ROBIN ANN GORELICK
Beverly Hills, California		Name: Robin Ann Gorelick
Title: Corporate Secretary